UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 13, 2015

Vantage Drilling Company

(Exact name of registrant as specified in its charter)

Cayman Islands	1-34094	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Post Oak Boulevard, Suite 800 Houston, TX	77056
(Address of principal executive offices)	(Zip Code)

(281) 404-4700

(Registrant’s telephone number, including area code)

(Not applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On August 13, 2015, pursuant to the terms of the contract for the construction and sale of the Cobalt Explorer, we terminated the contract. The Company will seek to recover all funds paid to the shipyard totaling approximately $59.5 million plus contractual interest and any other amounts due under applicable law. The Company anticipates recognizing a non-cash charge of approximately $27 million to $30 million for the write-off of development costs and capitalized interest for the Cobalt Explorer project incurred over the last three years. The shipyard may seek to challenge our ability to terminate the contract pursuant to arbitration provisions in the contract, which would result in a delay in recovery of any amounts that might be due to us under the contract. In addition, the shipyard itself may seek to terminate the contract for our failure to make the second milestone payment for the Cobalt Explorer under the contract. Such termination by the shipyard might entitle the shipyard to retain all supplies delivered to the shipyard and all milestone and other payments made by us to the shipyard to date, and to elect to sell the vessel and claim any deficiency in proceeds against us.

We may consider future alternatives with the shipyard for the delivery of the Cobalt Explorer. However, there can be no assurances that the terms and conditions of any such alternatives will be acceptable to us or the shipyard.

In accordance with General Instruction B.2 to Form 8-K, the information provided under this Item 7.01 shall be deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2015

VANTAGE DRILLING COMPANY

/S/ DOUGLAS G. SMITH
Douglas G. Smith Chief Financial Officer and Treasurer